Exhibit 10.(bbb)
[NAME]
MARCH 15, 2024
RESTRICTED UNITS
AWARD LETTER
Protective Life Corporation has awarded you:
______ Restricted Units
Date of Grant: March 15, 2024
These Restricted Units were awarded pursuant to the Protective Life Corporation Long-Term Incentive Plan (the “Plan”), and are subject to the terms and conditions contained in the 2024 Restricted Units Award Provisions (“Provisions”), as set forth in Appendix A to this Award Letter, and the Plan. The Plan and the Provisions contain terms and conditions regarding the vesting and payment of these Restricted Units, termination of employment, forfeiture, tax withholding, competitive and conflicting activities, confidentiality, non-solicitation of Company employees and customers, regulatory compliance, recoupment, remedies, and other important matters, and I encourage you to read the Provisions carefully.
Please retain these documents in your personal records.

Richard J. Bielen
President and Chief Executive Officer of Protective Life Corporation